Exhibit 99.1

XPO Logistics Names AnnaMaria DeSalva to Board of Directors

GREENWICH, Conn. — September 20, 2017 — XPO Logistics, Inc. (NYSE: XPO) today announced the appointment of AnnaMaria DeSalva to its board of directors, effective immediately. DeSalva has joined the board as an independent director of the company. Her appointment expands XPO’s board to eight directors, six of whom are independent directors.

Bradley Jacobs, chairman and chief executive officer of XPO Logistics, said, “AnnaMaria brings more than 20 years of compelling executive experience to our board, with an emphasis on helping global companies excel at brand development and cultural integration. Her appointment furthers XPO’s commitment to strong corporate governance and a diversity that reflects our strategy and scale.”

DeSalva is global chief communications officer for DuPont, where she is responsible for corporate brand strategy and stakeholder communications, most recently related to the $150 billion merger with Dow. Prior to joining DuPont in 2014, she served as head of corporate affairs for biopharmaceutical innovation at Pfizer, a role that included the integration of Pfizer’s $68 billion acquisition of Wyeth. Earlier, she served as an advisor to the U.S. Food and Drug Administration, and led the global healthcare practice of Hill & Knowlton. For Bristol-Myers Squibb, she led global public affairs for the oncology business with a focus on European market development, and served as the director of the Bristol-Myers Squibb Foundation.

DeSalva graduated with honors from The College of William & Mary in Williamsburg, Va. She has completed the Harvard School of Public Health’s executive education program in risk communication, and the Advanced Health Leadership Program jointly offered by the University of California at Berkeley and Pompau University in Barcelona, Spain.

In addition to XPO Logistics, she serves on the board of governors of Argonne National Laboratory, a science and engineering research laboratory of the U.S. Department of Energy, and is a member of its compensation and nominating committees; as well as the boards of directors of the non-profit Project Sunshine and the William & Mary Alumni Association.

About XPO Logistics, Inc.

XPO Logistics, Inc. (NYSE: XPO) is a top ten global logistics provider of cutting-edge supply chain solutions to the most successful companies in the world. The company operates as a highly integrated network of people, technology and physical assets in 31 countries, with over 90,000 employees and 1,435 locations. XPO uses its network to help more than 50,000 customers manage their goods more efficiently throughout their supply chains. The company has two reporting segments: transportation and logistics, and within these segments, its business is well diversified by geographies, verticals and types of service. XPO’s corporate headquarters is in Greenwich, Conn., USA, and its European headquarters is in Lyon, France. www.xpo.com

Investor Contact:

XPO Logistics, Inc.

Tavio Headley, +1-203-930-1602

tavio.headley@xpo.com

Media Contact:

XPO Logistics, Inc.

Erin Kurtz, +1-203-489-1586

erin.kurtz@xpo.com